EXHIBIT 11.1
                  JACKPOT ENTERPRISES, INC. AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE
             THREE AND SIX MONTHS ENDED DECEMBER 31, 1994 AND 1993
            (Dollars and shares in thousands, except per share data)

                                       Three Months Ended      Six Months Ended
                                          December 31,            December 31,
                                      __________________      ________________
                                        1994        1993        1994      1993
                                      _______     _______      _______  _______
Primary:
  Earnings:
    Net income                        $ 1,656     $   551     $ 3,093   $ 2,449
    Add after-tax interest, net (A)                                         271
                                      _______     _______     _______   _______

    Net income, as adjusted           $ 1,656     $   551     $ 3,093   $ 2,720
                                      =======     =======     =======   =======
  Shares:
    Weighted average number of common
      shares outstanding                9,220       9,205       9,220     9,197
    Common shares issuable upon
      exercise of stock options and
      warrants, net of common shares
      assumed to be repurchased from
      the proceeds at the average market
      price for the period                                                1,109
                                      _______     _______     _______   _______
    Weighted average number of common
      shares and common share equivalents
      outstanding                       9,220       9,205       9,220    10,306
                                      =======     =======     =======   =======
  Primary earnings per share:
    Net income                        $   .18     $   .06     $   .34   $   .26
                                      =======     =======     =======   =======

Fully diluted (B):
  Earnings:
      Net income                      $ 1,656     $   551     $ 3,093   $ 2,449
      Add after-tax interest, net (A)     486                     937       617
      Add after-tax interest expense
        applicable to 8.75% convertible
        subordinated debentures                       346
                                      _______     _______     _______   _______

      Net income, as adjusted         $ 2,142     $   897     $ 4,030   $ 3,066
                                      =======     =======     =======   =======
  Shares:
    Weighted average number of
      common shares and common
      share equivalents outstanding     9,220       9,205       9,220    10,306


                  JACKPOT ENTERPRISES, INC. AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE
             THREE AND SIX MONTHS ENDED DECEMBER 31, 1994 AND 1993
            (Dollars and shares in thousands, except per share data)
                                  (Concluded)


    Common shares issuable upon
      exercise of stock options and
      warrants, net of common shares
      assumed to be repurchased from
      the proceeds using the greater
      of the average market price
      for the period or the
      period-end price                   2,663      2,240       2,449     1,120
                                       _______    _______     _______   _______
    Weighted average number of common
      shares and common share
      equivalents outstanding,
      as adjusted                       11,883     11,445      11,669    11,426
                                       =======    =======     =======   =======
  Fully diluted earnings per share:
    Net income                         $   .18    $   .08     $   .35   $   .27
                                       =======    =======     =======   =======

________________________
(A) Amounts represent a decrease in interest expense and an increase in interest income as a result of the assumed reduction in borrowings and increase in investments in U. S. government securities from the application of the portion of the proceeds from the assumed exercise of stock options and warrants which were not applied towards the repurchase of outstanding common shares (equivalent to 20% of the common shares outstanding at the end of the applicable period).

(B)     These calculations are submitted in accordance with Regulation S-K
Item 601 (b) (ii) although not required by Footnote 2 to paragraph 14 of APB Opinion No. 15 because they had no effect or were antidilutive on earnings per share.